Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 16, 2006 relating to the financial statements and financial statement schedule of Gray Television, Inc., which appears in Gray Television, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006.
PricewaterhouseCoopers, LLP
Atlanta, Georgia
June 4, 2007